DocuSign Envelope ID: 9721036C-B235-4C91-8225-E1ECD3650597	Exhibit 4.18
VISA DO BRASIL PARTICIPATION AGREEMENT DOMICILE INSTITUTION
[All pages of the agreement initialed via DocuSign]

1- Corporate Name:
BancoSeguro S.A
2- Trade Name:
BancoSeguro
3- Address (main headquarters):
Av Brig. Faria Lima, 1384 4º Andar- Jardim Paulistano
4- Corporate Taxpayers’ Registry of the Ministry of Finance - CNPJ/MF:
10.264.663/0001-77
5- City/State:
São Paulo
6- CEP (Postal Code):
01451-001
7- Telephone (with area code/DDD):
[*****]
8- Person in charge of commercial contact: Carlos Fernando Ferreira de Souza
9- Commercial contact email: cfernando@pagseguro.com
10- Position/Area of the commercial contact: Officer / Products
11- Company organized and in operation under the laws of (State or country of organization):
Brazil

DocuSign Envelope ID: 9721036C-B235-4C91-8225-E1ECD3650597
VISA DO BRASIL PARTICIPATION AGREEMENT DOMICILE INSTITUTION
Summary of the business, with a detailed description of applicant

12- Corporate purpose:
Domicile Institution modality Multiple Bank duly authorized by the Central Bank of Brazil.
13- Payment Volume in 12 months:
( ) From [*****]
( ) From [*****]
( X ) Over R$ 499,999,999.99
14- Applicant’s corporate structure and its economic group, with specification of ownership interest:

Full Name	CPF/CNPJ	Interest (%)
BS HOLDING FINANCEIRA LTDA.	[*****]	100%

15- Statements and documents (Exhibit) evidencing that all Bylaws-appointed Officers, as well as the managers responsible for Governance - risk, compliance, Transactions and IT systems, financing -, have experience of at least five (5) years in their respective duties, and that Applicant’s Board of Directors has sufficient knowledge about the business proposal, including aspects related to the market dynamics, considering risk management.
16- List of the total capital composition and loans:
We do not have loans
17- Market opportunities justifying the business:
Consolidation of domicile to receipt sales originated in credit and debit card and collection of credit generated with guarantee on receivables.
18 - Specify the activities and services currently provided by applicant or to be provided in the next five (5) years:
Services of Domicile Institution, credit, investment, insurance, among others.
19- Geographic Market:
( X ) Northern Region
( X ) Northeastern Region
( X ) Midwestern Region
( X ) Southeastern Region
( X ) Southern Region
20– Client Profile:
Mostly long tail, with majority of CPF (Individual Taxpayers’ Register) with income lower than R$ 2,500.00/month, but with participation in the retail portfolios and companies with revenue lower than R$ 500,000.00/month
21- Technology to be adopted, for instance, POS, M-POS, electronic commerce, among others, and, if applicable, the specific/innovative technology:
( X ) YES
( ) NO
22 - Additional services (for instance, if the company supplies services like Payment/account reconciliation, inventory control for electronic commerce companies; credit line for working capital bound to sales):
Reconciliation, credit, investment, account payment, transfers, among others.

DocuSign Envelope ID: 9721036C-B235-4C91-8225-E1ECD3650597
VISA DO BRASIL PARTICIPATION AGREEMENT DOMICILE INSTITUTION
Prevention against money laundering (PLD) and terrorism financing (FT)

23- Does your institution have policies and/or procedures aimed at preventing money laundering and terrorism financing?
( X ) YES
( ) NO
24- Is there an executive responsible for Compliance and PLD/FT?
( X ) YES
Full Name: Rogério Goulart
Title: Compliance Officer
Email: goulart@pagseguro.com
Telephone: [*****]
( ) NO
Justification:
25- Is there an independent review (internal or external audit or internal controls report) including the PLD/FT policies and/or procedures?
( X ) YES
( ) NO
26– KYC (Know your Client) Yes
27– KYE (Know your Employee) Yes
28– Transaction Monitoring Yes

DocuSign Envelope ID: 9721036C-B235-4C91-8225-E1ECD3650597
VISA DO BRASIL PARTICIPATION AGREEMENT DOMICILE INSTITUTION
Risks and Fraud Prevention

29- Do you have a Risks and/or fraud prevention area?
( X ) YES
( ) NO
30- How many people are part of the Risk team?
There are [*****] workers.
31- Are there plans for team training?
( X ) YES
( ) NO
32- Do you have a fraud monitoring and prevention tool?
( X ) YES - WHICH ONE: Pulse (Feedzai) and Falcon (FICO)
( ) NO
33- Does your tool allow you to deny a request or purchase from a merchant before the transaction is submitted for capture/authorization?
( X ) YES
( ) NO
34- Do you have fraud indexes?
( X ) YES
( ) NO
35- Monthly follow-up on quantity and amounts of frauds and withdrawal/cancellations vs quantity and amount of sales (total and per commercial establishment)?
( X ) YES
( ) NO
36- Follow-up on quantity and amounts of chargeback vs quantity and amount of sales (total and per commercial establishment)?
( X ) YES
( ) NO
37- Do you have PCI-DSS certification?
(x) YES
Issued by which QSA? Cipher
What is the expiration date? June 30, 2022
( ) NO – Justification:

DocuSign Envelope ID: 9721036C-B235-4C91-8225-E1ECD3650597
VISA DO BRASIL PARTICIPATION AGREEMENT DOMICILE INSTITUTION
38- Do you have a validation policy (KYC) for new commercial establishments? Do you rely on outsourced companies for the analyses to validate new commercial establishments? Explain the capture and activation flow for new commercial establishments, stating the controls and verifications (CNPJ, CNAE, etc.) in each step, including third parties and service suppliers (i.e., bureaus, lists, etc.) operating in the flow.
( X ) YES Description:
Regarding the KYC carried out by the company, it is an automated process performed in PagSeguro’s onboarding, where the client goes through validations, for instance, verification of status before the Federal Revenue Office (CPF and CNPJ), opening of the ownership structure of the Legal Entity accounts via Burea.
( ) NO
39- Do you have a risk policy in order to allow/forbid operation fields (MCC) in your business? Which ones are forbidden?
( X ) YES - Which ones:
MCCs= 7995(Betting, including Lottery Tickets, Casino Gaming Chips, Off-Track Betting, and Wagers at Race Tracks), 7801(Government-Licensed online casinos (online gambling)[Specific Countries]) and 7802(Government-Licensed horse/dog racing [Specific Countries])
( ) NO
40- Do you have a commerce cancellation policy? Describe the criteria supporting it.
( X ) YES - Description:
( ) NO

I/we hereby certify, as legal representative(s) of the Institution, and not personally, that: (i) I/we am/are responsible for drafting this document on behalf of Participant and that I/we employed due diligence to assess this information based on our records and data and that, to my/our best knowledge, the information included in this document is accurate and complete.

DocuSign Envelope ID: 9721036C-B235-4C91-8225-E1ECD3650597
[All pages of the agreement initialed via DocuSign]
Visa Payment Arrangements Participation Agreement
DOMICILE INSTITUTION
THIS PARTICIPATION AGREEMENT (“Agreement”) is entered into between VISA DO BRASIL EMPREENDIMENTOS LTDA., a company organized and in operation under the laws of Brazil, with its headquarters in São Paulo/SP, at Av. Pres. Juscelino Kubitschek, 1909/3º andar, Torre Norte, Brazil, enrolled in the CNPJ/MF under No. 31.551.765/0001-43 (“VISA”) and

Applicant name (hereinafter named “Domicile Institution”): BANCOSEGURO S.A
CNPJ: 10.264.663/0001-77
Address (main headquarters): Av Brig. Faria Lima, 1384 4º Andar- Jardim Paulistano
City: São Paulo		State: São Paulo
Country: Brazil		CEP: 01451-001
Postal address (if different):
City:		State:
Country:		CEP:
Phone:	Country code: 55	City/area code:	Number:
Organized and operating under the laws of Brazil
1.The Domicile Institution wishes to provide payment services to the final user of authorized receipts, within the scope of payment arrangements instituted by VISA (respectively, the “Commercial Establishment” and the “Visa Payment Arrangements”), for credit to an at sight deposit account or the payment of choice of the Commercial Establishment (the “Services”).
2.In order for VISA to agree and thus consent to the participation of Domicile Institution in its Payment Arrangements for the provision of Services to the Commercial Establishments, the Domicile Institution agrees with the following:
3.The Domicile Institution is the agent responsible for providing the Services to the Commercial Establishments registered by an Acquirer or a Payment Facilitator authorized to participate in the Visa Payment Arrangements. The Domicile Institution acknowledges and agrees that it shall only be entitled to provide Services to a Commercial Establishment as long as it is authorized by VISA to participate in the Visa Payment Arrangements, pursuant to this Agreement and in observance of the Visa Payment Arrangements Rules. The Domicile Institution acknowledges and agrees that it may not subcontract the Services, in whole or in part, except if prior and expressly approved in writing by VISA.
a.The Domicile Institution represents to know and undertakes to comply with all rules applicable to the Services and the other domicile institution activities, as issued by the Central Bank of Brazil and by the Clearing and Settlement System appointed by VISA, pursuant to the Brazilian Payment System and the Visa Payment Arrangements Rules (the “Settlement System”).
b.In case it subcontracts any of its activities related to the Services, which shall be duly authorized by VISA, the Domicile Institution shall be fully liable for any acts of the subcontractors.

DocuSign Envelope ID: 9721036C-B235-4C91-8225-E1ECD3650597
c.VISA shall include the name of the Domicile Institution in the list of domicile institutions authorized to participate in the Visa Payment Arrangements and thus provide the Services to the Commercial Establishments, and the Domicile Institution acknowledges that this list shall be published by Visa on its Internet webpage and/or any other means VISA deems sufficient to disclose such participation. VISA shall exclude the name of the Domicile Institution from such list in case it is no longer authorized to provide the Services to the Commercial Establishments. In this case, the Domicile Institution shall inform the Commercial Establishments, so they may timely hire another Domicile Institution authorized by VISA, if applicable. In such sense, the Domicile Institution acknowledges that it shall continue providing the Services to the Commercial Establishments for a term of forty-five (45) days, in order to allow a continuity solution that does not harm the Commercial Establishments (“Migration Period”). During the Migration Period, the terms of this Agreement shall remain in force.
4.The Domicile Institution agrees to notify VISA in writing, at least ninety (90) days in advance of the date of occurrence of an amendment to its articles of incorporation or changes to its activities or its financial and/or equity status, for instance, without limitation, the sale of all or essentially all assets of the operation, occurrence of an event of acquisition, consolidation, ownership change or financial or corporate restructuring at the Domicile Institution, and it also agrees to immediately present to VISA any information related to the foregoing which the latter may request. The Domicile Institution also agrees to immediately notify VISA in case of temporary special administration regime decree, intervention, extrajudicial liquidation, extinguishment, dissolution, insolvency, voluntary bankruptcy request, bankruptcy request not withdrawn within the legal term or bankruptcy decree for the Domicile Institution, as set forth in Law No. 6,024, of March 14, 1974, and in Law No. 11,101, of February 9, 2005, as applicable.
5.VISA’s consent for the provision of the Services to the Commercial Establishments through participation in the Visa Payment Arrangements is conditioned to continuous compliance by the Domicile Institution with the terms of this Agreement and all obligations set forth in the rules part of the VISA Payment Arrangements Rules, as amended from time to time. The Domicile Institution acknowledges that it received a copy of the Visa Payment Arrangements Rules and represents to be aware and in agreement with such Rules. In such sense, in case of omission and/or contradiction between the terms of this Agreement and the Visa Payment Arrangements Rules, the terms of the latter shall prevail.
6.The Domicile Institution acknowledges that VISA has the right to carry out financial and procedural due diligence, as well as inspections in the Domicile Institution’s facilities at any time, and the latter may also suspend the former’s participation in the Visa Payment Arrangements in case VISA deems that the Domicile Institution is acting in disagreement with the applicable regulations, the Visa Payment Arrangements Rules, the best market practices, or also in a way that poses a threat to the reputation of VISA, the Issuers or the Acquirers participating in the Visa Payment Arrangements (the “Participants”) or of the Commercial Establishments. In this case, Visa shall notify the Domicile Institution so it may, within fifteen (15) days, submit clarifications regarding the points indicated by Visa and, as applicable, an action plan to remedy them.
7.Upon provision of the Services to a Commercial Establishment within the scope of the Visa Payment Arrangements, the Domicile Institution shall observe the following, except if the Domicile Institution has entered into a Trademark License Agreement with Visa, under the terms and conditions specified in the Visa Payment Arrangements Rules:
a.It shall not present itself or appear to be an Issuer or Acquirer in the Visa Payment Arrangements, as per the definitions in the Visa Payment Arrangements Rules. In case the Domicile Institution is also an Issuer or Acquirer, as per the specific participation agreement entered into with VISA, the Domicile Institution shall act so as to not cause any confusion regarding its performance as such or as a domicile institution;

DocuSign Envelope ID: 9721036C-B235-4C91-8225-E1ECD3650597
b.It shall only use the marketing materials prior and expressly approved by VISA and the Commercial Establishment.
c.The Domicile Institution shall always follow the principle of good faith and it undertakes to adopt the best market practices if and when it deals with third parties on behalf of the Commercial Establishment
d.The Domicile Institution shall have a valid agreement with the Settlement System in order to provide the Services to the Commercial Establishments. The Domicile Institution’s participation in the Visa Payment Arrangements is conditioned to the existence and effectiveness of this agreement and its continuous participation in the Settlement Systems.
e.Upon provision of the Services to a Commercial Establishment within the scope of the Visa Payment Arrangements, the Domicile Institution shall clearly disclose to third parties, as set forth in the Visa Payment Arrangements Rules, that it is operating as a provider of domicile institution services for said Commercial Establishment.
f.The Domicile Institution may not, in any way whatsoever, condition the provision of any other services to the Commercial Establishments to the hiring of the Services or vice-versa, and it shall adopt all necessary measures, including, without limitation, any measures requested by VISA, in order to assure that the hiring of the Services by the Commercial Establishment always occur without discrimination or any flaws, freely and sensibly.
8.The Domicile Institution represents and warrants that it shall credit to an account freely operated by the Commercial Establishments, within the term set forth by the Settlement System and VISA, whichever is shorter, the authorized financial funds within the scope of the Visa Payment Arrangements and settled through the Settlement System. The Domicile Institution acknowledges that the maximum term is the day of financial settlement in the Settlement System, in a timely manner, in order to allow the recipient of the Domicile Institution’s credit to use the funds arising from the payment made on that same day.
a.The Domicile Institution shall keep VISA informed on any matters that may affect the Services provision or the timely credit to the Commercial Establishments, and it must submit, in case of issues, a remediation plan and schedule for VISA’s approval.
b.In case the Domicile Institution fails to credit the financial resources to the Commercial Establishments within the term set forth in this Section 8, it may be fined by VISA in two percent (2%) of the late credits, per late day, and attributed respectively to each of the Commercial Establishments for which said term is being defaulted, without prejudice to its obligation to credit all funds to the Commercial Establishments (“Default Fine”). This penalty may be transferred by VISA to the Commercial Establishment affected by the default, as appraised by VISA.
9.The Domicile Institution is responsible for the accuracy of all information required by VISA and by the Settlement System in relation to the Services, the Commercial Establishments, transactions or other matters.
10.The Domicile Institution shall comply with all system availability and response time requirements set forth in the Visa Payment Arrangements Rules, specifically in relation to the domicile institutions or in relation to other Participants, as applicable.
11.Upon request of VISA, the Domicile Institution shall cooperate with any investigation, analysis or consultation related to the security, integrity, operation and/or use or access to the Visa Payment Arrangements or its obligations before VISA. The Domicile Institution shall cooperate and take any and all measures, whether corrective or not, required by VISA and/or by the Settlement System to correct any errors caused by the Domicile Institution.

DocuSign Envelope ID: 9721036C-B235-4C91-8225-E1ECD3650597
12.The Domicile Institution shall keep records of all information and transactions for a minimum term of five (5) years after recording or receiving such information, except in case a longer term is required by the applicable regulations or by the Visa Payment Arrangement Rules.
13.The Domicile Institution shall pay VISA the fees and other financial obligations that may be attributed thereto as described in the Visa Payment Arrangements Rules.
13.1.As set forth in the Visa Payment Arrangements Rules, the Domicile Institution acknowledges that, in compliance with the Central Bank of Brazil’s order, (i) no fees and/or other compensation may be set forth, agreed and/or charged between the Acquirers/Payment Facilitators and the Domicile Institutions, even if indirectly, (ii) it may not implement fees associated to its participation in the Visa Payment Arrangements that were not set forth in the Rules and (iii) it shall communicate Visa in advance of its intention to implement any fees, so Visa may, as per the regulations of the Brazilian Payment System, inform the Central Bank of Brazil.
14.The Domicile Institution’s participation in the Visa Payment Arrangements is subject to the provisions of the Visa Payment Arrangements Rules that limit VISA’s liability regarding the provision of the Services and any other personal or property damages, or other losses or damages that may be attributed to VISA.
15.The Domicile Institution agrees to indemnify the Participants, the Commercial Establishments and VISA for any and all actions, complaints, claims, losses, damages, fines, judicial or administrative proceedings, costs and/or expenses (including counsel fees) arising from any action or omission of the Domicile Institution in relation to the Services and its participation in the Visa Payment Arrangements, including, without limitation, the actions, complaints, losses, damages, fines, judicial or administrative proceedings, costs and expenses (including counsel fees) arising from the violation of rights, including trade secrets or property rights of the Participants or other third parties, as well as property damages incurred by the Participants or by the Commercial Establishments.
16.The Domicile Institution agrees to keep in confidentiality all information related to VISA’s operation to which it has access and which VISA indicates as confidential or proprietary. The Domicile Institution shall not copy, disclose to third parties or use such confidential or proprietary information, except with VISA’s prior written consent.
17.This Agreement shall become effective only after being executed by the Parties, and it shall so remain until it is terminated, as set forth in this Section 17. This Agreement shall be deemed fully terminated within ten (10) days as of the delivery to the Financial Institution by VISA of a written notice, describing the former’s failure to comply with any of its obligations hereunder and under the Visa Payment Arrangements Rules, except if VISA, at its sole discretion, deems that such failure was corrected by the Domicile Institution within ten (10) days. In this case, the Domicile Institution shall immediately return to VISA all documents, materials and equipment received from the latter, including any copies thereof, for the provision of the Services. The Domicile Institution also agrees that, notwithstanding the termination of this Agreement, it shall keep as confidential and proprietary to Visa all information related to VISA’s operations, as set forth in Section 16 above. The Domicile Institution agrees to observe the Migration Period, as described in Section 3 of this Agreement.
18.The Domicile Institution is irrevocably subject to the jurisdiction of the Federative Republic of Brazil and of the courts of the city of São Paulo, State of São Paulo, for all claims submitted by VISA or any other Participant or Commercial Establishments against the Domicile Institution in relation to the Services.
19.All notices and communications related to this Agreement shall only be deemed validly delivered if sent by registered mail or any other means with delivery evidence.

DocuSign Envelope ID: 9721036C-B235-4C91-8225-E1ECD3650597
20.The Domicile Institution understands and acknowledges that this Agreement and the Visa Payment Arrangements Rules replace any previous agreement that may exist between the Domicile Institution and VISA in relation to the Services provision. The terms of this Agreement may not be amended or changed, except upon a written instrument executed by the Parties. The Domicile Institution understands and acknowledges that VISA may, at any time and at its sole discretion, change the features of the provision of domicile institution services, as described in the Visa Payment Arrangements Rules; in which case, VISA shall sent to the Domicile Institution a notice, thirty (30) days in advance, informing on such changes. The Domicile Institution may, within thirty (30) days as of the receipt of the notice, inform VISA of its disagreement with the changes made; in which case, this Agreement shall be deemed immediately terminated, except for the obligations of the Domicile Institution during the Migration Period, as described in Section 3 hereof.
21.The provisions of Sections 12, 15, 17, 18 and 19, among others which by their very nature ought to do so as well, shall survive the termination of this Agreement.
22.The terms starting in capitals in Agreement and not defined herein shall have the meanings ascribed thereto in the Visa Payment Arrangements Rules.
IN WITNESS WHEREOF, the Parties execute this Agreement in three (03) counterparts, on the dates stated below their respective signatures
VISA DO BRASIL EMPREENDIMENTOS LTDA
Name: Luciane Przybylski Lima
Title: Financial Planning Executive Officer
Date: December 08, 2021
BANCOSEGURO S.A.

1- Name: Artur Gaulke Schunck	2- Name: Leandro Roberto Rodrigues
Title: CFO	Title: Treasury Officer
Date: November 30, 2021	Date: November 30, 2021
[signature by DocuSign]	[signature by DocuSign]

Witness:
1 - Name: [*****]	2- Name: [*****]
ID RG: [*****]	ID RG: [*****]
[signature by DocuSign]	[signature by DocuSign]
[signatures from Alessandro Thuller and Edson Ortega by DocuSign]

DocuSign Envelope ID: 9721036C-B235-4C91-8225-E1ECD3650597
[JUCESP filing stamp dated February 15, 2021, number 0.108.516/21-0, with bar code]
BancoSeguro S.A.
State Registration (NIRE) 35300360516 | CNPJ 10.264.663/0001-77
MINUTES OF THE EXTRAORDINARY GENERAL MEETING
HELD ON NOVEMBER 30, 2020
DATE, TIME AND PLACE: November 30, 2020, at 9 a.m., in the registered office of BancoSeguro S.A. (“Company”), located at Avenida Brigadeiro Faria Lima, 1.384, 4º andar, parte D, Jardim Paulistano, CEP 01451-001, in the city of São Paulo, State of São Paulo.
CALL NOTICE AND ATTENDANCE: Call notice waived due to the attendance of shareholders representing the total and voting corporate capital of the Company, as per paragraph 4 of article 124 of Law No. 6,404/76 (“Corporation Law” or “LSA”).
PRESIDING BOARD: Chairman: Artur Gaulke Schunck; Secretary: Renato Bertozzo Duarte.
AGENDA: To resolve on (i) the review of the Bylaws’ Article 12, regarding the Ombudsman, in order to reflect new regulatory recommendations of the Central Bank of Brazil (National Monetary Council - CMN Resolution No. 4,860, of October 23, 2020); and (ii) the restatement of the Company’s Bylaws.
RESOLUTIONS: Once the meeting has been instated, after discussing the agenda, the attending shareholder, representing the entire corporate capital of the Company, resolved on the following, without reservations:
(i)To approve the review of the Bylaws’ Article 12, regarding the Ombudsman, in order to reflect new regulatory recommendations of the Central Bank of Brazil (CMN Resolution No. 4,860, of October 23, 2020), which shall now become effective with the following wording:
"Article 12. The Company shall use the Ombudsman structure of PagSeguro Internet S.A. ("PagSeguro”), a payment institution enrolled in the CNPJ under No. 08.561.701/0001-01, under the rules set forth in Chapter V - Ombudsman, of PagSeguro’s Bylaws.
Paragraph 1. In order to appoint, remove and establish the term of office of the Ombudsman, as well as to appoint the Officer responsible for the Ombudsman office, the criteria set forth in Chapter V - Ombudsman of PagSeguro’s Bylaws shall apply, in compliance with the regulations of the National Monetary Council and of the Central Bank of Brazil.
Paragraph 2. The Ombudsman’s purpose is to mediate conflicts which may cause issues, damages, inconvenience or deadlocks to the organization or its internal and external public, assuring the right to respond to statements in the shortest time possible and objectively.
Paragraph 3. The Ombudsman office may not be bound to an organizational component that constitutes conflict of interest or attributions, such as the products and services negotiation, internal audit management and compliance units.
Paragraph 4. The Ombudsman’s purpose is as follows:
(i)to ultimately meet the claims of clients that were not solved through the Company’s primary service channels, with primary being deemed the usual service carried out in any service points or channels, including service provided through outsourced agent companies, pursuant to the regulations in force, and the Consumer Service Line (SAC); and

DocuSign Envelope ID: 9721036C-B235-4C91-8225-E1ECD3650597
(ii)to act as a communication channel between the payment institution and its clients, including in conflict mediation.
Paragraph 5. The Ombudsman’s attributions encompass the following:
(i)to service, record, instruct, analyze and give formal and proper treatment to demands from products and services clients;
(ii)to provide clarification to claimants regarding the progress of their demands, informing the expected response time; and
(iii)to submit the conclusive response to the demand within the expected time;
(iv)to keep the executive board of the Company and of the other companies sharing PagSeguro’s Ombudsman informed on issues and deficiencies found in the performance of its duties and on the results of measures adopted by the institution’s administrators to solve them.
Paragraph 6. The Company:
(i)shall create and maintain proper conditions for the operation of PagSeguro’s Ombudsman, and also for its performance to be based on transparency, independence, impartiality and fairness; and
(ii)shall assure access by PagSeguro’s Ombudsman to the information required to prepare a proper response to the demands received, with full administrative support, and the Ombudsman may request information and documents for the exercise of its activities, in compliance with its duties. ”
(ii)To approve the restatement of the Company’s Bylaws, in compliance with Exhibit I to these Minutes.
FINAL CONSIDERATIONS: The preparation of these minutes in summary form was also authorized, pursuant to paragraph 1 of article 130 of the LSA.
ADJOURNMENT: There being nothing further to add, the work of these Meetings has been adjourned, with these minutes being prepared in summary form, then being read, found to be in order and signed by the Chairman, the Secretary and the shareholders.
SIGNATURES: Presiding Board: Chairman:    Artur Gaulke Schunck; Secretary: Renato Bertozzo Duarte. Shareholder: BS Holding Financeira Ltda., p. Artur Gaulke Schunck and p.p. Renato Bertozzo Duarte.
I certify that this is a faithful copy of the minutes drawn up in the proper book.
São Paulo (SP), November 30, 2020.
[ICP-Brasil signature certification; details illegible]
Renato Bertozzo Duarte
Presiding Board Secretary
[JUCESP stamp dated February 15, 2021, code 96.679/21-9, with bar code, signed by Gisela Simiema Ceschin, Secretary General]

DocuSign Envelope ID: 9721036C-B235-4C91-8225-E1ECD3650597
EXHIBIT I
BYLAWS
BANCOSEGURO S.A.
NIRE 35300360516 | CNPJ 10.264.663/0001-77
[*****]

DocuSign Envelope ID: 9721036C-B235-4C91-8225-E1ECD3650597

[JUCESP stamp dated June 28, 2021, code 306.918/21-3, with bar code, signed by Gisela Simiema Ceschin, Secretary General]

[*****]